FOR IMMEDIATE RELEASE

DOLLAR GENERAL NAMES RICHARD E. THORNBURGH TO BOARD OF DIRECTORS

GOODLETTSVILLE, TENN. (July 25, 2006) –  Dollar General Corporation (NYSE: DG) today announced the appointment of former long-time Credit Suisse executive Richard E. Thornburgh to its board of directors.

Thornburgh, 54, is vice chairman of Corsair Capital, a private equity investment company, and serves on the board and the risk committee of Credit Suisse Group, a diversified financial services holding company. Prior to that, Thornburgh had a long career with the Credit Suisse Group and was instrumental in creating the integrated bank, Credit Suisse.

“Dick draws on three decades of financial expertise. His insight and broad perspective are invaluable in representing the interests of shareholders,” said Dennis Bottorff, chairman of nominating & corporate governance committee. “We are pleased that he has joined Dollar General’s board of directors.”

Thornburgh began his career at The First Boston Corporation, a predecessor to Credit Suisse First Boston, and served in a number of Credit Suisse executive positions over three decades, including, CFO and Chief Risk Officer of Credit Suisse Group, CFO of Credit Suisse First Boston and, most recently, executive vice chairman of CSFB and member of the executive board of Credit Suisse Group.

As executive vice chairman of Credit Suisse First Boston, Thornburgh oversaw Credit Suisse Asset Management and Private Client Services. He also had responsibilities for credit risk and strategic risk management, human resources, corporate client services, corporate communications and government affairs. Thornburgh also formerly served as chairman of the Securities Industry Association.

Thornburgh received his BBA from the University of Cincinnati in 1974 and an MBA from Harvard Business School in 1976.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,133 neighborhood stores as of June 30, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

For Dollar General: Tawn Earnest (media), (615) 855-5209

                                  Emma Jo Kauffman (investors), (615) 855- 5525

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